EXHIBIT 10.2

                        INTEL CORPORATION
                EXECUTIVE OFFICER INCENTIVE PLAN
         AS AMENDED AND RESTATED EFFECTIVE MAY 18, 2005

1. PURPOSE

      The purpose of this amended and restated Executive Officer Incentive Plan ("Incentive Plan") is to motivate and reward eligible employees by making a portion of their cash compensation dependent on earnings per share ("EPS") of Intel Corporation (the "Company"). The Incentive Plan is designed to ensure that the annual incentive paid hereunder to executive officers of the Company is deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the "Tax Code"). This amended and restated Incentive Plan is subject to stockholder approval.

2. COVERED INDIVIDUALS

      The individuals entitled to incentive payments hereunder shall be the executive officers of the Company, as determined by the Compensation Committee (the "Committee").

3. THE COMMITTEE

      (a) The Committee shall consist of at least two outside directors of the Company who satisfy the requirements of Section 162(m) of the Tax Code. The Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan in accordance with Section 162(m) of the Tax Code.

      (b) Subject to the express provisions and limitations set forth in the Incentive Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Incentive Plan, including, without limitation, the following:

           (i)To   prescribe,   amend  and  rescind   rules   and
           regulations relating to the Incentive Plan and to define terms not otherwise defined herein;

           (ii)      To  determine  which  covered  persons   are
           eligible  to be paid incentives and to which  of  such
           participants,   if  any,  incentives   hereunder   are
           actually paid;

           (iii) To verify the Company's EPS and the extent to which the Company has satisfied any other performance goals or other conditions applicable to the payment of incentives under the Incentive Plan;

           (iv) To prescribe and amend the terms of any agreements or other documents under the Incentive
           Plan (which need not be identical);

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           (v)To  determine  whether, and the  extent  to  which,
           adjustments are required pursuant to Section 4;

           (vi) To interpret and construe the Incentive Plan, any rules and regulations under the Incentive Plan, and the terms and conditions of any incentive opportunities provided hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

           (vii) To make all other determinations deemed necessary or advisable for the administration of the Incentive Plan.

     (c) All decisions, determinations and interpretations by the Committee regarding the Incentive Plan shall be final and binding on all covered individuals who are participants under the Incentive Plan. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select. A covered individual or other person claiming any benefits under the Incentive Plan may contest a decision or action by the Committee with respect to such person or an actual or potential incentive under the Incentive Plan only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee's decision or action was arbitrary or capricious or was unlawful.

4. AMOUNT OF INCENTIVE

      Incentive payments are made in cash. The maximum incentive payment is the product of (i) an individual incentive baseline amount in dollars for the performance period set by the Committee in writing and (ii) the numerical value of EPS for the performance period multiplied by a factor (the "Performance Factor") that is set by the Committee in its sole discretion and is in writing. The term "performance period" shall mean the period for which the incentive is payable. For this calculation, the term "EPS" shall mean the greater of operating income or net income per weighted average common shares outstanding, assuming dilution, for the performance period, in each case adjustable based upon qualifying objective criteria selected by the Committee in its sole discretion within the period prescribed by the U.S. Internal Revenue Service. Such criteria may include, but are not limited to asset write-downs; acquisition-related charges; litigation, claim judgments, settlements or tax settlements; the effects of changes in tax law, changes in accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the annual report to stockholders for the applicable year. The individual incentive baseline amount, the Performance Factor and the EPS definition shall be adopted by the Committee in its sole discretion with respect to each performance period no later than the latest time permitted by the Tax Code. However, no incentive in excess of

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$5,000,000  will  be  paid  to  any  executive  officer  for  any performance period. In its sole discretion, the Committee may also reduce, but may not increase, an individual's incentive calculated under the preceding formula. In determining the amount of any reduced incentive, the Committee reserves the right to apply subjective, discretionary criteria to determine a revised incentive amount. The incentive payable hereunder shall be paid in lieu of any incentive payable under the Company's broad-based variable cash incentive program.

5. PAYMENT OF INCENTIVE

      The payment of an incentive for a given performance period requires that the executive officer be on the Company's payroll as of the last day of the performance period. The Committee may make exceptions to this requirement in the case of retirement, death or disability, as determined by the Committee in its sole discretion. No incentive shall be paid unless and until the Committee makes a certification in writing as required to satisfy the conditions for exemption under Section 162(m) of the Tax Code.

6. AMENDMENT AND TERMINATION

      The Company reserves the right to amend or terminate this Incentive Plan at any time with respect to future services of covered individuals. Incentive Plan amendments may be adopted by the Board of Directors or the Committee as defined in Section 3, and will require stockholder approval only to the extent required to satisfy the conditions for exemption under Section 162(m) of the Tax Code or otherwise.

7. TAX WITHHOLDING

      The Company shall have the right to make all payments or distributions pursuant to the Incentive Plan to a participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company shall have the right to withhold from wages or other amounts otherwise payable to such participant such withholding taxes as may be required by law, or to otherwise require the participant to pay such withholding taxes. If the participant shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such participant or to take such other action as may be necessary to satisfy such withholding obligations.

8. SEVERABILITY

      If any provision of the Incentive Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall
(a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Incentive Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit provided for under the Incentive Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such

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unlawfulness,  invalidity or unenforceability shall  not  prevent any other payment or benefit from being made or provided under the Incentive Plan, and if the making of any payment in full or the provision of any other benefit provided for under the Incentive Plan in full would be unlawful or otherwise invalid or
unenforceable,    then   such   unlawfulness,    invalidity    or
unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Incentive Plan.

9. NON-ASSIGNABILITY

       Unless the Committee expressly states otherwise, no participant in the Incentive Plan may sell, assign, convey, gift, pledge or otherwise hypothecate or alienate any incentive opportunity or amounts determined by the Committee to be payable under the Incentive Plan, until such amounts (if any) are actually paid.

10. NON-EXCLUSIVITY OF PLAN

      Neither the adoption of the Incentive Plan by the Board of Directors nor the submission of the Incentive Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

11. EMPLOYMENT AT WILL

      Neither the Incentive Plan, selection of a person as a covered person eligible to be paid incentives under the Incentive Plan nor the payment of any incentive to any participant under the Incentive Plan nor any action by the Company or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any participant whenever in the sole discretion of the Company its interest may so require.

12. NO VESTED INTEREST OR RIGHT

      At no time before the actual payout of an incentive to any participant under the Incentive Plan shall any participant accrue any vested interest or right whatsoever under the Incentive Plan, and the Company has no obligation to treat participants identically under the Incentive Plan.

13. GOVERNING LAW

       The Incentive Plan and any agreements and documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. The Committee may provide that any dispute concerning the Incentive Plan shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.